Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
Timothy A. Bonang, Senior Vice President
(617) 796-8230

The RMR Group Inc. Announces $120.1 Million of Incentive Business Management Fees Earned in Calendar Year 2018
Newton, MA (January 14, 2019): The RMR Group Inc. (Nasdaq: RMR) today announced that a total of $120.1 million of incentive business management fees have been earned for the 2018 calendar year from certain client companies based upon the three year measurement periods ended December 31, 2018. The incentive business management fees were earned as follows (dollars in millions):

Client Company	Incentive Fees Earned
Hospitality Properties Trust	$53.6
Senior Housing Properties Trust	40.7
Select Income REIT	25.8
$120.1
Incentive business management fees are payable annually in January following the year in which they are earned.
More information concerning the calculation of the incentive business management fee can be found under the heading “Incentive Fee” in each managed company’s most recent Annual Report on Form 10-K filing, which is available on the Securities and Exchange Commission’s website located at www.sec.gov.
The RMR Group Inc. (Nasdaq: RMR) is a holding company and substantially all of its business is conducted by its majority-owned subsidiary, The RMR Group LLC. The RMR Group LLC is an alternative asset management company that was founded in 1986 to invest in real estate and manage real estate related businesses. RMR's business primarily consists of providing management services to five publicly owned real estate investment trusts, or REITs, and three real estate related operating companies. As of September 30, 2018, The RMR Group LLC had approximately $30.1 billion of total assets under management, including more than 1,700 properties, and employed almost 600 real estate professionals in more than 30 offices throughout the United States; the companies managed by The RMR Group LLC collectively had over 52,000 employees. The RMR Group Inc. is headquartered in Newton, Massachusetts.

WARNING REGARDING FORWARD LOOKING STATEMENTS
THIS PRESS RELEASE CONTAINS FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER SECURITIES LAWS. THESE FORWARD LOOKING STATEMENTS ARE BASED UPON RMR’S PRESENT BELIEFS AND EXPECTATIONS, BUT THESE STATEMENTS AND THE IMPLICATIONS OF THESE STATEMENTS ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR FOR VARIOUS REASONS, SOME OF WHICH ARE BEYOND RMR’S CONTROL. FOR EXAMPLE, THIS PRESS RELEASE REPORTS THAT AGGREGATE INCENTIVE BUSINESS MANAGEMENT FEES OF $120.1 MILLION HAVE BEEN EARNED FROM CERTAIN CLIENT COMPANIES FOR THE YEAR ENDED DECEMBER 31, 2018. AN IMPLICATION OF THIS STATEMENT MAY BE THAT INCENTIVE BUSINESS MANAGEMENT FEES MAY BE EARNED IN THE FUTURE. THE INCENTIVE BUSINESS MANAGEMENT FEES WHICH MAY BE EARNED ARE BASED UPON TOTAL RETURNS REALIZED BY THE SHAREHOLDERS COMPARED TO THE TOTAL SHAREHOLDERS RETURN OF CERTAIN IDENTIFIED INDICES. RMR HAS LIMITED CONTROL OVER THE TOTAL RETURNS REALIZED BY SHAREHOLDERS OF ITS CLIENT COMPANIES AND EFFECTIVELY NO CONTROL OVER INDEXED TOTAL RETURNS. THERE CAN BE NO ASSURANCE THAT INCENTIVE BUSINESS MANAGEMENT FEES WILL BE EARNED IN THE FUTURE.
FOR THE FOREGOING REASONS, AMONG OTHERS, INVESTORS IN THE RMR GROUP INC. SECURITIES ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE UPON FORWARD LOOKING STATEMENTS. EXCEPT AS REQUIRED BY LAW, THE RMR GROUP INC. UNDERTAKES NO OBLIGATION TO UPDATE ANY FORWARD LOOKING STATEMENT, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

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